                                                                    Exhibit 10S


             AMENDMENT TO AND RESTATEMENT OF EMPLOYMENT AGREEMENT

       This instrument, made and entered into as of the 29th day of December, 1995, by and between Computer Network Technology Corporation ("CNT"), a Minnesota corporation, and C. McKenzie Lewis III ("Executive"), is an amendment to and restatement of that certain Employment Agreement dated May 15, 1986, as amended, by and between CNT and Executive (the "Original Employment Agreement").

       WHEREAS, Executive has been employed by CNT as its President and Chief Executive Officer pursuant to the Original Employment Agreement; and

       WHEREAS, Executive has resigned as President and Chief Executive Officer of CNT and was then elected its Executive Vice President of Marketing and Engineering; and

       WHEREAS, the parties desire to amend and restate the Employment Agreement in its entirety as hereinafter provided,

       NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, the parties hereto agree that the Employment Agreement is amended and restated to read, in its entirety, as follows:

                                      I.
                          EMPLOYMENT TERMS AND DUTIES
                          ---------------------------


       Section 1.1 Term. CNT agrees to employ Executive, and Executive agrees to be employed by CNT, until termination of this Agreement in accordance with
Article IV hereof.

       Section 1.2  Duties.

                   (a) Executive shall be employed by CNT as Executive Vice President of Marketing and Engineering, or such other capacity as CNT may designate and shall perform such duties as CNT may from time to time direct. The parties contemplate that Executive's responsibilities will include senior executive accountability and authority for designing and implementing corporate strategies for marketplace, product, and opportunity development involving such issues as marketing, marketing communications, and strategic partnerships.

                   (b) Executive shall devote such time, attention and energy to the performance of his duties as may be reasonably required from time to time by CNT. While employed by CNT, and subject to the mutual written agreement of CNT and Executive to the contrary, Executive shall not be engaged in any other business activity or be employed by any other person, firm or entity, whether or not such activity is pursued for gain, profit or other pecuniary benefit; provided, however, Executive may serve as a member of Boards of Directors or entities that are not directly or indirectly in competition with CNT so long as

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such membership does not interfere with the performance of Executive's duties under this Agreement; and, provided further, that nothing contained herein shall be construed as preventing Executive from investing his assets or property in such form or manner as shall not require any services on the part of Executive in the operation of the affairs of any entity or endeavors in which such investments are made.


                                      II.
                                 COMPENSATION
                                 ------------


       Section 2.1 Salary. For all services rendered by Executive on behalf of CNT, Executive shall be paid $204,000 per annum or such greater amount as shall from time to time be determined by CNT (the "Salary"). The Salary shall be payable in equal semi-monthly installments payable on the fifteenth and last day of each month during the term hereof (or in the event the fifteenth or last day shall fall on a Saturday, Sunday or holiday, on the last business day preceding the fifteenth or last day of each month during the term hereof).

       Section 2.2 Benefits. Executive shall be entitled to vacations, reimbursement for all reasonable and necessary out-of-pocket expenses incurred in the performance of his duties under this Agreement, and medical insurance, and other employee benefits as determined to be appropriate by CNT's Board of Directors from time to time. CNT will provide, at its sole expense, personal disability insurance and/or salary continuation coverage for the benefit of Executive under circumstances where Executive is unable to perform his normal duties for reasons beyond his control.

       Section 2.3 Pro-Ration. In the event of Executive's death during the term of his employment hereunder, the Executive's legal representatives shall be entitled to receive Executive's prorated Salary accrued through the last day of the calendar month during which his death occurred.

                                     III.
                             RESTRICTIVE COVENANTS
                             ---------------------


       Section 3.1  Definitions.  For the purposes of this Agreement:
                    -----------

                   (a) The term "CNT" extends to comprehend all of the existing or future parent, subsidiary, or affiliated corporations of Computer Network Technology Corporation, a Minnesota corporation, and any division of or entity surviving CNT.

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       (b)  The Term "Proprietary Inventions" means any invention, improvement, discovery or idea (whether or not patentable or subject to copyright protection) made by Executive either solely or in collaboration with others during Executive's employment with CNT or within six months thereafter relating to the existing or reasonably foreseeable business interests of CNT. The term "Proprietary Inventions" shall not include any invention, improvement, discovery or idea if all of the following conditions are met:

       (i) it was developed entirely on Executive's own time;

      (ii) it was made without the use of any of CNT's equipment, supplies, facility or trade secret information;

     (iii) it does not relate (a) directly to the business of CNT, or (b) to CNT's actual or demonstrably anticipated research or development; and

      (iv) it does not result from any work performed by Executive for CNT.

       (c) "Proprietary Information" means any information that is not generally known that relates to CNT's existing or reasonably foreseeable business which is not readily disclosed by inspection of CNT's products and has been expressly or implicitly protected by CNT from unrestricted use by persons not associated with CNT, including trade secrets, customer lists, and inventions. Proprietary Information includes, but is not limited to, information contained in or relating to CNT's product designs, computer programs and programming systems, tolerances, manufacturing methods, processes, techniques, treatment or chemical composition of material, plant layout, tooling, marketing plans or proposals, and customer information.

       (d) The term "Customer Proprietary Information" means any information which is not generally known or available that relates to the existing or reasonably foreseeable business of a customer of CNT which is not readily disclosed by inspection of the customer's products that has been provided to CNT by the customer, expressly or implicitly, for use on behalf of the customer only. Customer Proprietary Information includes, but is not limited to, trade secrets and inventions as well as information contained in or relating to a customer of CNT's product designs, tolerances, manufacturing methods, processes, techniques, treatment or chemical composition of material, plant layout, tooling, marketing plans or proposals, and customer information.

   Section 3.2 Non-Disclosure. Unless authorized in writing by CNT, Executive shall not divulge or use any Proprietary Information or Customer Proprietary Information, except to the extent necessitated by the reasonable needs of CNT's business, for his own or another's benefit, either during the term of this Agreement or afterwards.

                                       3

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    Section 3.3  Patent and Copyright. Executive will promptly disclose in writing to CNT complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether or not patentable or subject to copyright protection, made, developed, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during Executive's employment with CNT, or within six months thereafter, whether or not during regular working hours, relating directly to the business, products, practices or techniques of CNT. Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of said inventions which are considered Proprietary Inventions by CNT are the property of CNT and hereby assigns and agrees to assign to CNT any and all of Executive's right, title and interest in and to any and all of said Proprietary Inventions. Upon request and without further compensation therefor but at no expense to Executive, and whether during the employment period or thereafter, Executive will do all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that, in the opinion of CNT, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing copyright protection or United States and foreign Letters Patent, including, but not limited to, design patents, on any and all of said Proprietary Inventions, and for perfecting, affirming and recording CNT's complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto. Executive hereby acknowledges receipt of a "Notice Pursuant to Minnesota Statutes 181.78 (Subd. 3)", a form of which is attached to the Original Employment Agreement as Exhibit "A".

    Section 3.4 Title. All documents or other tangible property relating in any way to the business of CNT which are conceived or generated by Executive or come into Executive's possession during the employment period shall be and remain the exclusive property of CNT, and Executive agrees to return all such documents and tangible property, including but not limited to all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations and copies thereof which are the property of CNT or which relate in any way to the business, products, practices or techniques of CNT, and all other property of CNT, including, but not limited to, all documents which in whole or in part contain any trade secrets, customer lists, or confidential information of CNT, which in any of these cases are in his possession or under his control, to CNT on termination of this Agreement or at such earlier time as CNT may request him to do so.

    Section 3.5 Protective Covenant. So long as Executive is employed by CNT and for a period of two (2) years after termination of Executive's employment with CNT for any reason, Executive shall not:

                (a) Manage, operate, control, be employed by or render services to or be connected in any manner with the management of an operation of any Competitor within the Business Territory; or

                                       4

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             (B)  Own, participate in, have an interest in or be connected in any manner with the ownership of any Competitor within the Business Territory.

                  For purposes of this Section 3.5, the terms:

             (i) "Competitor" shall include any person, firm, partnership, corporate or other entity whatsoever which is engaged in or about to become engaged in research on or development, production, marketing or selling of any product, process, machine or service which resembles or competes with a product, process, machine or service in existence or under development by CNT at any time during the term of Executive's employment with CNT; and

            (ii)  The term "Business Territory" shall mean the world.

     Section 3.6 Continuing Payment Following Termination. In the absence of a written agreement between CNT and Executive to the contrary, the terms of
Section 3.5 shall continue in force and effect following termination of Executive's employment by CNT or Executive only if Executive is paid, on a monthly basis, an amount equal to (a) one-twelfth (1/12th) of two-thirds (2/3) of his annual base Salary (determined as of the date of his termination of employment) during such period following termination or (b) if such termination occurs during the period described in the first sentence of Section 4.2, if Executive is paid the amounts specified in Paragraph 4.2(a) hereof. If Executive's termination occurs after the period described in the first sentence of Section 4.2 and CNT determines not to make the payments provided for in (a) above, Executive's sole remedy shall be to engage in a business or activity that would otherwise have been prohibited under Section 3.5.

     Section 3.7 Assignment. The transfer of Executive from CNT to any subsidiary or affiliate, or to a successor company that results from any acquisition, merger or reorganization thereof shall operate as an assignment to such company of CNT's rights hereunder. Such an assignment shall not operate to terminate or modify this Agreement, except that the company to which Executive is transferred shall be construed, for the purpose of this Agreement, as standing in the same place and stead as CNT as of the date of transfer. All covenants and agreements hereunder shall inure to the benefit of and be enforceable by the successors and assigns of CNT, including an assignee by operation of law. Subject to Section 5.3, this Agreement is personal to Executive and may not be assigned or transferred by Executive nor may Executive delegate his duties hereunder to another person without the prior written consent of CNT.

                                       5

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     Section 3.8  Survival.  Except as otherwise expressly provided herein, the provisions of Article III of this Agreement shall survive (a) the termination of this Agreement as a result of breach or otherwise and (b) the termination of Executive's employment hereunder.

     Section 3.9 Enforceability. Recognizing that in the event of a breach of any of the covenants set forth in this Article III damages at law would be inadequate, CNT shall be entitled to equitable relief, by way of restraining order or injunction, to prevent or restrain any such breach or threatened breach. In the event that a court of competent jurisdiction determines that the covenants set forth in Section 3.5 hereof are unenforceable by reason of the length or geographic scope thereof, such court shall reform such provision to the minimum extent necessary to make such convents enforceable, it being the intention of the parties hereto that such covenants be enforced to the maximum extent permitted by law.

                                      IV.
                                  TERMINATION
                                  -----------


     Section 4.1 Termination. This Agreement, and Executive's employment by CNT, may be terminated by CNT or Executive, at any time, with or without cause, immediately upon a party's delivery to the other of written notice of termination. Article III, Section 4.2, and the applicable provisions of Article V hereof shall survive any such termination.

     Section 4.2 Special Severance. In the event that Executive's employment by CNT is terminated effective on or prior to the later of December 31, 1996 or the date that is 210 days following the appointment by CNT of a President and/or Chief Executive Officer (excluding any interim or acting President or Chief Executive Officer so appointed), whether such termination is by CNT or Executive and with or without cause, CNT shall, in addition to any other payments due to Executive (e.g., accrued but unpaid wages), provide to Executive the following severance compensation:

                 (a) Salary Continuation. The salary payable to Executive pursuant to Section 2.1 of this Agreement shall be continued for a period of two years following the effective date of the termination of Executive's employment (the "Termination Date") at the rate such salary was payable as of the Termination Date. Payment of the salary owing pursuant to this paragraph (a) shall constitute payment of all amounts contemplated to be paid pursuant to
Section 3.6 of this Agreement, and the covenants set forth in Section 3.5 of this Agreement shall continue in full force and effect if the amounts payable pursuant to this paragraph (a) are so paid, whether or not any additional amounts are paid pursuant to Section 3.6 of this Agreement. CNT shall pay to Executive, in accordance with CNT's standard policies, amounts accrued for paid time off which remain unused and unforfeited as of the Termination Date.

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                (b)  Success Sharing.  Notwithstanding any terms to the contrary in the success sharing bonus plan, Executive shall continue to participate in CNT's "Success Sharing" program or any successor plan thereto for the calendar year in which the Termination Date occurs and the subsequent calendar year based solely upon the Salary payments made to Executive during his employment and the payments made pursuant to paragraph (a) above for the first twelve months after the Termination Date, using the success sharing participation rate applicable to Executive as of the Termination Date. The Success Sharing amount payable to Executive in the calendar year following the year in which the Termination Date occurs shall be determined by multiplying the product of the salary continuation amounts received by Executive during such calendar year and the success sharing participation rate applicable to Executive on the Termination Date by the annual success sharing factor for such year. Payments to Executive shall be made at the same time as payments are made to annual participants in the Success Sharing Plan.

                (c) Options. The stock options granted by CNT to Executive prior to the Termination Date (to the extent the same have not as of the Termination Date been exercised or expired and excluding the non-qualified stock options granted April 25, 1991 to purchase 180,000 shares at a purchase price of $3.50 per share) shall continue to vest and be exercisable as if Executive remained employed by CNT for a period of two years following the Termination Date. Executive's stock option agreements with CNT and the grant of such options are hereby amended to the extent such agreement and grant are inconsistent with the foregoing. The parties acknowledge the foregoing will cause all or a portion of such stock options to become non-qualified stock options, notwithstanding any prior designation thereof, and Executive shall be liable for any personal income taxes associated therewith.

                (d) Benefits. For a period of two years following the Termination Date, CNT shall continue to provide to Executive medical, life and dental insurance coverage of substantially the same type, and on substantially the same terms, as that provided by CNT to Executive as of the Termination Date. For a period of two years after the Termination Date, CNT shall reimburse Executive for premiums actually paid by him to maintain individual long-term disability insurance, up to $500 per year. Executive acknowledges that such reimbursements shall be taxable income to him.

                (e) Out Placement. CNT shall, at its sole cost and expense (up to a maximum expense of $30,000), provide to Executive the services of an outplacement advisor selected by him (with the consent of CNT, which shall not be unreasonably withheld) through six months after the Termination Date.

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

                (f) Office Space and Secretarial Support. For a period of two years following the Termination Date, CNT shall reimburse Executive for all expenses actually incurred by Executive in renting and maintaining an office (separate from CNT's facilities) and secretarial support, up to a maximum reimbursement of $1,000 per month or, at Executive's election, CNT shall pay to Executive the sum of $12,000 (less any reimbursements previously made pursuant to this paragraph) at any time within two years following the Termination Date.

In the event of the death of Executive, any amounts payable pursuant to Paragraphs (a) through (d) above (and any expenses incurred by Executive pursuant to Paragraphs (e) and (f) above) shall inure to the benefit of and be payable to his estate or heirs. CNT's obligation to provide the severance compensation identified in Paragraphs (a) through (f) above shall be contingent upon (i) Executive's executing and delivering to CNT, at the time of termination of Executive's employment, a release substantially in the form of the release set forth in Section 6.1 hereof with respect to any matters arising out of or relating to the employment of Executive by CNT or the termination of such employment, and (ii) Executive being available to Company for a reasonable amount of consultation and advice for a period of six months following the Termination Date.

                                      V.
                       PROVISIONS OF GENERAL APPLICATION
                       ---------------------------------

     Section 5.1 Notices. All notices, requests and other communications from any of the parties hereto to any of the others shall be in writing and, except as otherwise provided herein, shall be considered to have been duly given or served if sent by United States mail, first-class, certified or registered postage prepaid, return receipt requested, to the respective party at his or its address set forth below or to such other address as such party may hereafter designate by notice to the other parties:

     As to CNT:                     Computer Network Technology Corporation
                                    605 North Highway 169, Suite 800
                                    Minneapolis, MN  55441
                                    Attn: Lewis Shender

     As to Executive:               Mac Lewis
                                    605 North Highway 169, Suite 800
                                    Minneapolis, MN  55441

     Section 5.2 Amendment. This Agreement may be amended only upon the mutual written agreement of the parties hereto.

     Section 5.3 Parties in Interest. This Agreement shall be binding upon, and the benefits and obligations provided for herein shall inure to, the parties hereto and their

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

respective heirs, legal representatives, successors, assigns, transferees or donees, as the case may be.

     Section 5.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     Section 5.5 Effect of Prior Agreements. This Agreement is intended by the parties as the final and binding expression of their contract and agreement as the complete and exclusive statement of the terms thereof. This Agreement supersedes and revokes all other prior negotiations, representations and agreements, whether oral or written, relating to the subject matter hereof.

     Section 5.6 Enforceability. If any provision contained herein shall be deemed or declared unenforceable, invalid or void, the same shall not impair any of the other provisions contained herein, which shall be enforced in accordance with their respective terms.

     Section 5.7 Consruction. The headings preceding and labeling the paragraphs of this Agreement are for the purposes of identification only and shall not in any event be employed or used for the purpose of construction or interpretation of any portion of this Agreement. No waiver by any party of any default or nonperformance hereunder shall be deemed a waiver of any subsequent default or nonperformance. As used herein and where necessary, the singular shall include the plural and vice versa, and masculine, feminine and neuter expressions shall be interchangeable.

     Section 5.8 Applicable Law. This Agreement was made and entered into in Minneapolis, Minnesota, and the laws of the State of Minnesota shall govern and be applicable to this Agreement any construction or interpretation thereof.

     Section 5.9 Reimbursement. CNT shall reimburse Executive for up to $5,000 of legal fees and expenses actually incurred by Executive in connection with the negotiation of this Agreement. Exicutive acknowledges that such reimbursement shall be taxable income to him.

                                      VI.
        PROVISIONS RELATING TO RESIGNATION, REAPPOINTMENT AND AMENDMENT
        ---------------------------------------------------------------

     Section 6.1 Release. Executive acknowledges that CNT denies any liability to Executive for any violation of any legal rights of Executive and Executive acknowledges that the amounts payable to him pursuant to Section 4.2 hereof constitute a substantial benefit to Executive over and above the amount to which he would otherwise have been entitled under the terms of CNT's severance policy had he not entered into this Agreement. CNT and Executive intend by this Agreement to settle any and all claims Executive has or may have against CNT arising out of or relating to the resignation of Executive as President and Chief Executive Officer of CNT and his appointment as CNT's Executive Vice President of Marketing and Engineering (the "Resignation and Appointment"). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive, for himself, his heirs, successors and assigns, hereby remises, releases and forever discharges CNT, its officers, employees, directors, agents, successors and assigns (the "Released Parties"), of and from any and all manner of actions, suits, claims, damages, judgments, levies and executions, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, fixed or contingent, direct or indirect, at law or in equity, that Executive ever had, has or ever can shall or may have or claim to have arising out of or relating to the Resignation and Appointment, including, without limitation, any claims arising under or based upon the Minnesota Human Rights Act, Minn. Stat. (S) 363.01; Title VII of the Civil Rights Act, 42 U.S.C. (S) 2000e, et. seq.; the Americans with Disabilities Act, 42 U.S.C. (S) 12101; the Age Discrimination in Employment Act, 29 U.S.C. (S) 621 et. seq.; ERISA 29 U.S.C. (S) 1001 and any contract, quasi contract or tort claims with respect to such matters, whether developed or undeveloped, but excluding any claims arising under this Agreement. Executive shall not institute any claim for damages or equitable relief, by charge or otherwise, nor authorize any other party, governmental or otherwise, to institute any claim for damages or equitable relief, via administrative or legal proceedings against one or more of the Released Parties for any matter arising out of or relating to the Resignation and Appointment, and Executive shall not permit himself to be a member of any class seeking relief, and will not counsel or assist in any prosecution of claims, against one or more of the Released Parties, whether on behalf of himself or others with respect to any such matter. Notwithstanding the foregoing, this release does not include and shall not extend to any rights or claims of Executive to any currently vested bennefits under any pension or employee welfare benefit plan of CNT, any accrued but unpaid compensation, any Workers' Compensation benefits, or any claim to indemnification pursuant to CNT's Articles of Incorporation, By-laws, or policies or applicable law.

     Section 6.2  Rescission.

                  (a) Executive has been informed of his right to rescind this Agreement under Minn. Stat. Ch. 363 (prohibiting discrimination in employment) by written notice to CNT within fifteen (15) calendar days following his execution of this Agreement. To be effective, such written notice must be delivered by hand or by mail to Lewis Shender, Computer Network Technology Corporation, 605 North Highway 169, Minneapolis, Minnesota 55441, within such 15-day period. If a notice of rescission is delivered by mail, it must be: (1) postmarked within such 15-day period; (2) properly addressed to Lewis Shender as set forth above; and (3) sent by certified mail return receipt requested. It is understood that CNT will have no obligations under this Agreement in the event such a notice of rescission by Executive is timely delivered.

                  (b) Executive has been informed of his right to revoke this Agreement under the Age Discrimination in Employment Act, 29 U.S.C. (S)621 et. seq. by written notice informing CNT of his intent to revoke this Agreement within seven
(7) calendar days following his execution of this Agreement. This Agreement shall not become effective or enforceable until such 7-day period has expired. To be effective, such written notice must be delivered by hand or by mail to Lewis Shender, Computer Network Technology Corporation, 605 North Highway 169, Minneapolis, Minnesota 55441, within such 7-day period. If a notice of rescission is delivered by mail, it must be: (1) postmarked within such 7-day period; (2) properly addressed to Lewis Shender as set forth above; and (3) sent by certified mail return receipt requested. It is understood that CNT will have no obligations under this Agreement in the event such a notice of rescission by Executive is timely delivered.

               (c) Executive has also been informed that the terms of this Agreement shall be open for acceptance and execution by him for a period of twenty-one (21) days during which time he may consider whether to accept this Agreement. No payments or benefits will be provided pursuant to Section 4.2 above until Executive executes this Agreement.

               (d) It is agreed that the payments and benefits specified in this Agreement are subject to immediate termination, suspension, or reimbursement in the event that Executive takes any action or engages in any conduct which is in material violation of this Agreement.

     Section 6.3 Acknowledgement. EXECUTIVE HEREBY AFFIRMS AND ACKNOWLEDGES THAT HE HAS READ THE FOREGOING AGREEMENT AND THAT HE HAS BEEN ADVISED BY CNT TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. EXECUTIVE FURTHER AFFIRMS THAT HE UNDERSTANDS THE MEANING OF THE TERMS OF THIS AGREEMENT AND THEIR EFFECT AND AGREES THAT THE PROVISIONS SET FORTH IN THE ENTIRE AGREEMENT ARE WRITTEN IN LANGUAGE UNDERSTANDABLE TO EXECUTIVE. EXECUTIVE REPRESENTS THAT HE ENTERS INTO THIS AGREEMENT FREELY AND VOLUNTARILY AND THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL OF HIS OWN CHOOSING. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT RELIED UPON ANY REPRESENTATIONS BY CNT OR ITS AGENTS IN DECIDING TO SIGN OR NOT TO SIGN THIS AGREEMENT, OTHER THAN THE STATEMENTS MADE IN THIS AGREEMENT.

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

     IN WITNESS WHEREOF, the undersigned have executed this instrument as of the day and year first above written.


COMPUTER NETWORK TECHNOLOGY
CORPORATION

By /s/ John A. Rollwagen
   ---------------------
 Its Chairman
     --------


 /s/ C.M. Lewis III
-------------------
C. McKenzie Lewis III

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